Exhibit 99.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

HOMEFED CORPORATION,

JEFFERIES FINANCIAL GROUP INC.

and

HEAT MERGER SUB, LLC

Dated as of April 12, 2019

-ii-

Exhibit A	Surviving Company Limited Liability Company Agreement

Exhibit B	Letter of Transmittal

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2019 (this “Agreement”), is made and entered into by and among Jefferies Financial Group Inc., a New York corporation (“Parent”), Heat Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and HomeFed Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties wish to merge the Company with and into Merger Sub with Merger Sub surviving the merger as the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, a committee comprised of certain independent and disinterested directors (the “Special Committee”) of the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Public Stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended to the Company Board that the Company Board (A) approve and adopt this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (B) recommend to the Company stockholders that the Company stockholders adopt this Agreement;

WHEREAS, upon receipt of such approval and recommendation of the Special Committee, the Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Public Stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement and the Merger be submitted to a vote of the Company stockholders and (iv) recommended to the Company stockholders that the Company stockholders adopt this Agreement;

WHEREAS, the board of directors of Parent has (i) approved this Agreement and the transactions contemplated hereby, including the Merger and the Share Issuance, upon the terms and subject to the conditions set forth in this Agreement, and (ii) adopted and approved this Agreement;

WHEREAS, the sole member of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and its sole member and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and in furtherance of the transactions contemplated by this Agreement, Parent and the Company have agreed to amend that certain Stockholders Agreement by and between Parent and the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent is entering into an agreement (the “Parent Voting Agreement”) pursuant to which Parent agrees to support the Merger and the other transactions contemplated hereby, including by voting the shares of Company Common Stock beneficially owned by Parent in favor of the approval of this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the rules and regulations promulgated thereunder, and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, Parent, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the DLLCA, on the Closing Date, the Merger shall occur. At the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Company in the Merger. The Merger, the issuance by Parent of Parent Common Stock in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by the Transaction Agreements are referred to collectively as the “Transactions”.

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Weil, Gotshal & Manges, LLP, at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the second (2nd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL, the DLLCA or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.05 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Merger shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The limited liability company agreement in the form attached hereto as Exhibit A shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, but subject to Section 6.04.

Section 1.06 Officers of Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the limited liability company agreement of the Surviving Company.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF

CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or Merger Sub Interests:

(a) Conversion of Merger Sub Limited Liability Company Interests. Each limited liability company interest of Merger Sub (“Merger Sub Interests”) issued and outstanding immediately prior to the Effective Time shall be converted into a limited liability company interest of the Surviving Company with the same rights, powers and privileges as the interests so converted and shall constitute the only limited liability company interests of the Surviving Company. From and after the Effective Time, all certificates, if any, representing limited liability company interests of Merger Sub shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Excluded Shares. Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (i) that is owned by the Company as treasury stock, (ii) that is owned by Parent or any of its Subsidiaries (including Merger Sub) or (iii) that is owned by stockholders (“Dissenting Stockholders”) who have perfected and have not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL immediately prior to the Effective Time, as provided in Section 2.04, in each case shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor. The shares of Company Common Stock referred to in clauses (i), (ii) and (iii) of this Section 2.01(b) are collectively referred to as the “Excluded Shares.”

(c) Conversion of Company Common Stock. Subject to Section 2.02 and Section 2.04, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive the following consideration:

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 2.03 (each, a “Cash Electing Share”) shall be converted into the right to receive an amount in cash, without interest, equal to $38.00 (the “Cash Election Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked pursuant to Section 2.03 (each, a “Stock Electing Share”) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Election Consideration” and, together with the Cash Election Consideration, the “Merger Consideration”).

(iii) All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (whether by merger, consolidation, conversion or otherwise), or there occurs a record date with respect to any of the foregoing, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company

Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.02 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates and those holding in book-entry form, for exchange in accordance with this Article II through the Exchange Agent, the number of shares of Parent Common Stock (in book-entry form) to be issued as the Stock Election Consideration pursuant to Section 2.01(c)(ii) for all Stock Elections and cash sufficient to make payments of the Cash Election Consideration pursuant to Section 2.01(c)(i) for all Cash Elections and in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a letter of transmittal substantially in the form attached hereto as Exhibit B (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall include customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) , together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) the surrender of such Certificate for cancellation to the Exchange Agent, in the case of shares of Company Common Stock represented by a Certificate, or (ii) the receipt of an “agent’s message” by the Exchange Agent, in the case of shares of Company Common Stock held in book-entry form, and in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the Merger Consideration into which such shares of Company Common Stock shall have been converted pursuant to Section 2.01(c) and (B) any cash in lieu of fractional shares which the holder shall have the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder shall have the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock pursuant to Section 2.01(c) and cash in lieu of fractional shares which the holder shall have the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder shall have the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the

Exchange Agent and Parent that any applicable stock transfer or similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to this Section 2.01(c) (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder (who makes a Stock Election) of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No certificates or scrip or book-entry representing fractional shares of Parent Common Stock shall be issued or made upon the conversion of Company Common Stock pursuant to Section 2.01(c). Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to Parent and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one (1) year after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Withholding Rights. Each of Parent, Merger Sub, the Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

Section 2.03 Election Procedure.

(a) Each person who, on or prior to the Election Date, is a registered holder of shares of Company Common Stock, other than Excluded Shares, shall be entitled to make either a Cash Election or a Stock Election with respect to such holder’s shares of Company Common Stock (each, an “Election”) by complying with the procedures set forth in this Section 2.03.

(b) Parent shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) and the Company shall mail to each registered holder of shares of Company Common Stock as of the record date for the Company Stockholders Meeting the Form of Election with the Proxy Statement. The Form of Election shall be used by each registered holder of shares of Company Common Stock (or, in the case of nominee holders, the beneficial owner through proper instructions and documentation) to make an Election. In the event that a holder fails to properly make an Election with respect to any shares of Company Common Stock held or beneficially owned by such holder by the Election Date, then such holder shall, if the Average Parent Stock Price is greater than $19.00, be deemed to have made a Stock Election with respect to those shares of Company Common Stock, and if the Average Parent Stock Price is less than or equal to $19.00, be deemed to have made a Cash Election with respect to those shares of Company Common Stock. Parent shall use its commercially reasonable efforts to make the Form of Election available to all persons who become registered holders of Shares during the period between the record date for the Company Stockholders Meeting and the Election Date. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in any Form of Election.

(c) Any holder may revoke such holder’s Election by written notice to the Exchange Agent prior to the Election Date, together with a properly completed and revised Form of Election. Any subsequent transfer of such holder’s shares of Company Common Stock after such holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this Section 2.03). Notwithstanding anything to the contrary, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notice from the Company or Parent that this Agreement has been terminated in accordance with Article VIII.

(d) Any holder’s election will be deemed properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m. (New York City time) on the date of the Company Stockholders Meeting (the “Election Date”); provided, however, if the Closing Date is more than four (4) Business Days after the date of the Company Stockholders Meeting, the Election Date shall be delayed to the date that is two (2) Business Days preceding the Closing Date, a Form of Election duly completed and validly executed. Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(e) The reasonable determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not an Election has been properly made or revoked pursuant to this Section 2.03 and as to when Elections and revocations were received by the Exchange Agent (and to disregard immaterial defects in any Form of Election). The Exchange Agent may, with the written agreement of Parent and the Company, make any rules as are consistent with this Section 2.03 for the implementation of

Elections as shall be necessary or desirable to effect such Elections in accordance with the terms of this Agreement.

Section 2.04 Dissenters’ Rights. No Dissenting Stockholder shall be entitled to receive the Merger Consideration pursuant to the provisions of this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn, waived or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment from the Company provided by Section 262 of the DGCL with respect to Company Common Stock owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Stockholder is not entitled to relief provided by Section 262 of the DGCL with respect to any shares of Company Common Stock, then such Company Common Stock shall thereupon be treated as if such Company Common Stock had been converted, as of the Effective Time, into the right to receive the Merger Consideration (and further treated as if the holder of such shares of Company Common Stock failed to properly make an Election with respect thereto by the Election Date) without interest and less any required Tax withholding. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.05 Treatment of Company Equity Awards.

(a) Company Stock Options. Each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into a Parent Stock Option to purchase that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio, at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio. Except as otherwise provided in this Section 2.05(a), each such Parent Stock Option shall continue to have, and shall be subject to, the same terms and conditions (including the applicable vesting conditions) as applied to the corresponding Company Stock Option immediately prior to the Effective Time.

(b) Company RSU Opportunity Awards. Each Company RSU Opportunity Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into a Parent RSU Opportunity Award with respect to a number of shares

(or, if applicable, a range of a number of shares) of Parent Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company RSU Opportunity Award immediately prior to the Effective Time by (B) the Exchange Ratio. Except as otherwise provided in this Section 2.05(b), each such Parent RSU Opportunity Award shall continue to have, and shall be subject to, the same terms and conditions (including the applicable vesting conditions) as applied to the corresponding Company RSU Opportunity Award immediately prior to the Effective Time.

(c) Company Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall pass resolutions to effect the foregoing provisions of this Section 2.05.

(d) Parent Actions. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Equity Awards, Parent shall prepare and file with the SEC a post-effective amendment to Form S-4 or registration statement on Form S-1, S-3 or S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to the Parent Equity Awards (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(e) Extraordinary Event. The Company Board has determined that the Merger will not constitute an Extraordinary Event (as defined in the Amended and Restated 1999 Stock Incentive Plan) with respect to the Company Stock Options and the Company shall take all actions necessary with such interpretation to ensure the treatment of the Company Stock Options under this Section 2.05.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding disclosures set forth in any risk factors, “forward looking statements” or other statements included in such Parent SEC Documents to the extent they are predictive or forward looking in nature, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 3.01 Corporate Existence and Power. Parent is a New York corporation duly organized, validly existing and in good standing under the Laws of the State of New York and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business in each other jurisdiction where such qualification is necessary for it to carry on its business as now conducted, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the Organizational Documents for each of Parent and Merger Sub, in each case as amended to date.

Section 3.02 Corporate Authorization. Each of Parent and Merger Sub has full power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, consent, approval, authorization or permit from, or filing with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and compliance with other applicable requirements of the DGCL and the DLLCA in connection therewith and the filing of appropriate corresponding documents with the appropriate authorities of any other states in which the Parent and Merger Sub are qualified to transact business, (ii) the filing with the SEC of (A) the Form S-4, (B) the Schedule 13E-3 and (C) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and stock exchange rules and (v) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) through (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.05 Capitalization and Operation of Merger Sub.

(a) The authorized capital stock of Parent consists of 600,000,000 shares of common stock, par value $1.00 per share (“Parent Common Stock”), and 6,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”), of which 125,000 shares have been designated as 3.25% Series A Cumulative Convertible Preferred Shares (the “Parent

Series A Preferred Stock”). At the close of business on April 11, 2019, (i) 291,236,845 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 25,810,031 shares of Parent Common Stock were held by Parent in its treasury and (iii) 125,000 shares of Parent Series A Preferred Stock were issued and outstanding. Except as set forth above, there are no outstanding (i) shares of capital stock, convertible debt securities or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of its subsidiaries convertible into or exchange for shares of capital stock, debt securities or voting securities of or ownership interests in Parent other than outstanding equity awards granted pursuant to Parent’s equity plans, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any subsidiary of Parent to issue any capital stock, debt securities, voting securities or other ownership interests in, Parent, or obligations of Parent or any subsidiary of Parent to grant, extend or enter into any such arrangement or commitment or (iv) obligations of Parent to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. The shares of Parent Common Stock constituting the Merger Consideration and the shares of Parent Common Stock reserved under Parent Equity Awards to be issued in accordance with Section 2.04 will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the New York Corporation Law, the Organizational Documents or any Contract to which Parent is a party or otherwise bound.

(b) As of the date of this Agreement, all of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby or otherwise incidental or ancillary to the Transactions.

Section 3.06 SEC Filings and the Sarbanes-Oxley Act.

(a) Since January 1, 2017, Parent has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, registration statement, proxy statement, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by Parent to the SEC (the documents referred to in this Section 3.06(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of

2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder applicable to those Parent SEC Documents.

(c) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Document filed on or prior to the date hereof did not, and each such Parent SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Parent SEC Documents, the principal executive officer and principal financial officer of Parent have made all certifications required by SOX and any related rules and regulations promulgated by the SEC, and (A) the statements contained in any such certifications were complete and correct and (B) such certification complied with the applicable provisions of SOX, in each case in all material respects as of their respective dates. As of the date of this Agreement, Parent has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Parent SEC Documents filed prior to the date of this Agreement. Parent has timely responded to all comment letters of the Staff of the SEC relating to the Parent SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Parent SEC Documents is, to Parent’s Knowledge, the subject of ongoing SEC review.

(e) Parent is in compliance in all material respects with all applicable requirements of the NYSE and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of SOX.

Section 3.07 Financial Statements and Undisclosed Liabilities.

(a) The financial statements of Parent (including any related notes and schedules thereto) included in the Parent SEC Documents (i) have been derived from the accounting books and records of Parent and Parent’s consolidated subsidiaries, (ii) as of their respective dates of filing with the SEC complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iv) fairly present, in all material respects, the consolidated financial position of Parent and Parent’s consolidated subsidiaries and the consolidated results of operations, stockholders’ equity and cash flows as of the dates and for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of notes, none of which individually or in the aggregate are material).

(b) Parent and Parent’s consolidated subsidiaries do not have any liabilities or obligations of any nature (whether absolute, contingent, accrued or otherwise) required by GAAP to be reflected or reserved against in a consolidated balance sheet (or the notes thereto) of

Parent, except for those liabilities and obligations (i) reflected or reserved against in the most recent consolidated balance sheet of the Company (including the notes thereto) included in Parent’s transition report on Form 10-K for the transition period ended November 30, 2018, (ii) incurred since November 30, 2018 in the ordinary course of business consistent with past practice, (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or (iv) incurred in accordance with this Agreement.

Section 3.08 No Vote of Parent Shareholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions, including under New York Corporation Law, the rules of the NYSE, the Organizational Documents or any Contract to which Parent is a party or otherwise bound. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole member of Merger Sub is the only vote or consent of the member of Merger Sub necessary to approve the Merger and adopt this Agreement, and Parent shall cause such vote to be taken by consent immediately following the execution and delivery of this Agreement.

Section 3.09 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 or the Schedule 13E-3 will, at the time the Form S-4 and the Schedule 13E-3 are filed with the SEC, and at any time they are amended or supplemented or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub regarding such portions thereof that relate expressly to the Company or any Company Subsidiaries or to statements made therein to the extent based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).

Section 3.10 Absence of Certain Changes or Events. From December 1, 2018 to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.11 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.12 Absence of Certain Agreements. Except as set forth in the Parent SEC Documents, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written)

with any stockholder of the Company in connection with the transactions contemplated by this Agreement.

Section 3.13 Sufficient Funds. On the Closing Date, Parent will have sufficient funds available to enable Parent to consummate the Transactions and to pay all cash amounts required to be paid by Parent, Merger Sub and the Surviving Company under the Transaction Agreements in connection with the Transactions, together with any fees and expenses of or payable by Parent, Merger Sub and the Surviving Company with respect to the Transactions.

Section 3.14 Intended Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.15 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever with respect to the Company or any Company Subsidiary or with respect to any information provided to Parent or Merger Sub or any of their respective affiliates and Representatives in connection with the Transactions, including the accuracy and completeness thereof, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to Parent or any of its affiliates or Representatives of business, prospects, future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Company Subsidiaries or (ii) the future business and operations of the Company and the Company Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to Parent or its affiliates and Representatives in expectation of the transactions contemplated by this Agreement, and neither of Parent nor Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding disclosures set forth in any risk factors, “forward looking statements” or other statements included in such Company SEC Documents to the extent they are predictive or forward looking in nature, or (b) the corresponding section of the letter (the “Company Disclosure Letter”) delivered to Parent by the Company at the time of the execution of this Agreement (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has full power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business conducted as of the date of this Agreement. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.02 Organizational Documents. The Organizational Documents that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are true, correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement, and contain and reflect any and all amendments thereto, and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in material violation of any material provision of such Organizational Documents.

Section 4.03 Corporate Authorization.

(a) Authority; Enforceability. (i) The Company has full power and authority to enter into this Agreement and the other Transaction Agreements and, subject to obtaining the Company Stockholder Approval, to consummate the Transactions, and (ii) the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company, subject, in the case of the effectuation of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) Company Board Approval and Board Recommendation. Each of the Company Board and the Special Committee has adopted resolutions, by vote at meetings duly called at which a quorum of members of the Company Board and the Special Committee, respectively, were present, (i) approving the execution, delivery and performance of this Agreement and the Transactions, including the Merger, (ii) determining that entering into this Agreement is advisable and in the best interests of the Company and its Public Stockholders and (iii) recommending that the Company’s stockholders adopt this Agreement (the “Company Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of the stockholders of the Company for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for (x) the adoption of this Agreement and the approval of the Transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at the Company Stockholders Meeting (or any adjournment thereof) (the “Company Stockholder Approval”) and (y) the adoption of this Agreement and the approval of the Transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter not owned, directly or indirectly, by Parent or any of its Affiliates, by any director of the Company who is a director or employee of Parent or a Section 16 officer (pursuant to Rule 16a-1(f) of the Exchange Act) of the Company (such holders, the “Public Stockholders”) at the Company Stockholders Meeting (or any adjournment thereof) (the “Company Additional Stockholder Approval” and, together with the Company Stockholder Approval, the “Company Requisite Stockholder Approvals”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions (except for the filing of the appropriate merger documents as required by the DGCL and the DLLCA). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. The Company Board’s approval of the execution, delivery and performance of this Agreement and the Transactions, including the Merger, constitutes the Company Board’s approval of a “Transfer” as defined in the Company’s restated certificate of incorporation.

Section 4.04 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and the consummation by the Company of the Transactions require no action by or in respect of, consent, approval, authorization or Permit from or filing with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of any other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing with the SEC of (A) the Proxy Statement and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws or any rule or regulation of FINRA as applicable to the OTCQB Marketplace and (iv) any other actions or filings the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.05 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the Organizational Documents of the Company, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in the termination, or cancellation or give to others any right to receive any payment or of purchase (including any right of first refusal or right of first offer or the like) or any right of termination, vesting, amendment, modification, acceleration or cancellation (in each case, with or without notice or lapse of time or both) under any Contract (including any Material Contract) to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock of the Company, par value $0.01 per share (none of which are issued or outstanding). At the close of business on April 11, 2019, (i) 15,500,246 shares of Company Common Stock were issued and outstanding (excluding treasury shares) and (ii) 398,663 shares of Company Common Stock were held by the Company in its treasury. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. No Company Subsidiary owns any shares of capital stock of the Company. As of the close of business on April 11, 2019, (i) 252,400 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans, (ii) 168,500 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options and (iii) 66,000 shares of Company Common Stock were subject to issuance under outstanding Company RSU Opportunity Awards.

(b) Section 4.06(b) of the Company Disclosure Letter sets forth, as of the close of business on April 11, 2019, a complete and correct list of (i) the number of shares of Company Common Stock subject to outstanding Company Stock Options and Company RSU Opportunity Awards, (ii) all outstanding Company Stock Options, including the number of shares of Company Common Stock subject to such award, the grant date, the vesting schedule and the expiration date thereof, and the exercise or purchase price per share, if applicable, and (iii) all outstanding Company RSU Opportunity Awards, including the number of shares of Company Common Stock subject to such award, the grant date and the vesting schedule. The Company has made available to Parent the names of all holders of outstanding Company Stock Options and Company RSU Opportunity Awards as of April 11, 2019. The Company stock plans set forth on Section 4.06(b) of the Company Disclosure Letter (the “Company Stock Plans”) are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Stock Options and Company RSU Opportunity Awards have been granted under the Company Stock Plans or otherwise. With respect to each grant of a Company Equity Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan and applicable Law, and (ii) each such grant was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and all other applicable Laws.

(c) Except as set forth in this Section 4.06, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of the Company or any of the Company Subsidiaries, (iii) options, warrants, calls or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)—(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character (whether contingent or otherwise) restricting the transfer of, or requiring the registration for sale of, granting any preemptive or anti-dilution rights with respect to or requiring the repurchase, redemption, disposition or acquisition, or containing any right of first refusal with respect to any shares of capital stock or debt securities of the Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries. All Company Stock Options and Company RSU Opportunity Awards may, by their terms, be treated in accordance with Section 2.05.

(d) The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Company Stock Option. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options and Company RSU Opportunity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.07 Company Subsidiaries.

(a) Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries, (i) owns, directly or indirectly, or has the right to acquire pursuant to any Contract or upon the conversion or exchange of any security, any share capital of, or any partnership interests, joint venture or other equity ownership interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and all such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations or restrictions on transfer (other than pursuant to applicable Law) or voting rights.

(b) Organization; Qualification. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (to the extent a concept of “good standing” is applicable) under the laws of its jurisdiction of incorporation or organization and has full corporate or other organizational power and authority required to own, lease and operate the assets and properties that it purports to own, lease and operate and to carry on its business as now conducted, except where any failure thereof has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable) in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 SEC Filings and the Sarbanes-Oxley Act.

(a) Since January 1, 2017, the Company has timely filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, registration statement, proxy statement, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by the Company to the SEC (the documents referred to in this Section 4.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”). No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents.

(c) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed on or prior to the date hereof did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) The Company has provided (including by making available on EDGAR) Parent with copies of all comment letters received by the Company from the SEC since January 1, 2017 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by SOX and any related rules and regulations promulgated by the SEC, and (A) the statements contained in any such certifications were complete and correct and (B) such certification complied with the applicable provisions of SOX, in each case in all material respects as of their respective dates. As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement. The Company is in compliance in all material respects with all applicable requirements of the OTC Markets and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of SOX.

Section 4.09 Financial Statements and Undisclosed Liabilities.

(a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company SEC Documents (i) have been derived from the accounting books and records of the Company and the Company Subsidiaries, (ii) as of their respective dates of filing with the SEC complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iv) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries and the consolidated results of operations, stockholders’ equity and cash flows as of the dates and for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of notes, none of which individually or in the aggregate are material).

(b) The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute, contingent, accrued or otherwise) required by

GAAP to be reflected or reserved against in a consolidated balance sheet (or the notes thereto) of the Company, except for those liabilities and obligations (i) reflected or reserved against in the most recent consolidated balance sheet of the Company (including the notes thereto) included in the Company’s annual report on Form 10-K for the year ended December 31, 2018, (ii) incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or (iv) incurred in accordance with this Agreement.

Section 4.10 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 or the Schedule 13E-3 will, at the time the Form S-4 and the Schedule 13E-3 are filed with the SEC, and at any time they are amended or supplemented or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent, Merger Sub or any of their Subsidiaries or to statements made therein to the extent based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein).

Section 4.11 Absence of Certain Changes or Events. Since January 1, 2017 and through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in all material respects in the ordinary course consistent with past practice (except with respect to this Agreement and discussions, negotiations and transactions related thereto), (b) there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 4.12 Litigation. As of the date hereof, (a) there is no Proceeding pending against or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets and (b) neither the Company nor any of the Company Subsidiaries is subject to any Order, and to the Company’s Knowledge, no such Order is threatened to be imposed, that would, in either case with respect to (a) and (b), above, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Compliance with Laws. Since January 1, 2017, the Company and each of the Company Subsidiaries are and have been in compliance with all applicable Law and Orders, except where any instances of non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has received any written notice (i) of any Proceeding by any Governmental Entity relating to the Company or any of the Company Subsidiaries or (ii) from any Governmental Entity alleging that the Company or any of the Company Subsidiaries are not in compliance with any applicable Law or Order, in either case, except for such Proceeding and instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Material Contracts. Other than as disclosed in the Company SEC Documents, the Company has no:

(a) Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or, to the Company’s Knowledge, any of their respective Affiliates (other than the Company);

(b) Contract (A) materially limiting the freedom or right of the Company or any Company Subsidiary (or, following the consummation of the Transactions, Parent and its Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business (including by limiting the ability to research, develop or sell any particular services or products), (B) containing any “most favored nations” term (including with respect to pricing) granted by the Company or any Company Subsidiary or exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Company or any Company Subsidiary (or, following the consummation of the Transactions, Parent and its Affiliates) to sell, distribute or manufacture any products, services, technology or other assets to or for any other Person or (C) that grants a third party development rights or marketing or ownership rights relating;

(c) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and the Company Subsidiaries;

(d) other than Company Stock Options and Company RSU Opportunity Awards, Contract that requires or permits the Company, or any successor thereto or acquirer thereof, to make any payment to another person as a result of a change of control of the Company or gives another Person a right to receive or elect to receive a such a payment; and

(e) Contract, or group of related Contracts with the same Person or its Affiliates, the termination or breach of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to Sections 4.14(a) – (d) above or any commitment or agreement to enter into any of the foregoing (any Contract referred to in Sections 4.14(a) – (d), a “Material Contract”).

Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries (i) have duly and timely filed all Tax Returns required by Applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all Applicable Law and all such Tax Returns and are accurate and complete in all respects; (ii) have maintained all required records as prescribed by applicable Law; and (iii) have withheld, collected and paid (or have had withheld, collected and paid on their behalf) all Taxes required to be withheld, collected and paid (whether or not shown on any Tax Return).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has granted any currently effective extension or waiver of the statute of limitations period applicable to any Tax Return of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired or has executed or filed any power of attorney with respect to Taxes that will be in effect on or after the Closing Date.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) no deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved or are being contested in good faith (and disclosed pursuant to clause (ii) of this Section 4.15(c)); (ii) there is no Proceeding in progress, or, to the Knowledge of the Company, pending or threatened against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax; and (iii) since January 1, 2016, no claim has been made by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or the Company Subsidiaries is or may be subject to taxation or required to file Tax Returns in that jurisdiction.

(d) There are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens, except for such Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) (i) Neither the Company nor any Company Subsidiary is or has been, at any time since January, 1 2015, a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company and/or any Company Subsidiary are the only members) and (ii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), as a transferee or successor, by Contract, or otherwise.

(f) Except for such agreements or arrangements that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Tax sharing or allocation agreements or similar arrangements, including Tax indemnity arrangements (other than commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) or other arrangements or practices with respect to any Tax (including any advance pricing agreement, closing agreement or other agreement relating to any Tax with any Taxing Authority) with respect to or involving the

Company or any of the Company Subsidiaries, other than, in each case, any agreement or arrangement exclusively between or among the Company and any Company Subsidiary.

(g) Neither the Company nor any Company Subsidiary has taken or agreed to take any action or knows of the existence of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16 Intellectual Property.

(a) The Company and the Company Subsidiaries own or have valid, sufficient and continuing rights to use, pursuant to valid written agreements, all Intellectual Property used by the Company and the Company Subsidiaries in, or otherwise necessary for, the conduct of the Company’s or the Company Subsidiaries’ respective businesses, free and clear of all Liens other than Permitted Liens. The Company and each of the Company Subsidiaries have taken reasonable measures to maintain and protect the secrecy of all Trade Secrets included in the Company Intellectual Property. To the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate the Intellectual Property of any third Person. No claims are pending or, to the Knowledge of the Company, threatened, that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property of a third Person.

(b) The Company and its Subsidiaries own or have a valid right to access and use pursuant to a written agreement all computer systems, networks, hardware, technology, software, databases, websites, and equipment used in connection with the business of the Company and each of its Subsidiaries (the “IT Systems”), as such IT Systems are currently used by the Company and the Company Subsidiaries. The IT Systems have not suffered any material malfunction, failure or security breach since January 1, 2017 and do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors or contaminants or effects.

(c) The Company and the Company Subsidiaries have since January 1, 2017 complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company’s and the Company Subsidiaries’ policies and procedures regarding Personal Information and (iii) all contractual obligations that the Company and the Company Subsidiaries have entered into with respect to Personal Information. As of the date hereof, to the Knowledge of the Company, there are no Proceedings threatened against the Company or any of the Company Subsidiaries alleging a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information.

Section 4.17 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc. (the “Committee Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between or among the Company and the Committee Financial Advisor relating to the Transactions.

Section 4.18 Opinion of Financial Advisor. The Special Committee has received a written opinion or an oral opinion to be subsequently confirmed in writing from the Committee Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications, procedures and conditions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than the holders of shares to be canceled in accordance with Section 2.01(b)), taken in the aggregate, in the Merger pursuant to this Agreement, is fair to such holders from a financial point of view (the “Opinion”). Prior to the execution of this Agreement, the Special Committee has furnished a copy of the Opinion to the Company Board for use in the connection with its consideration of the Special Committee’s recommendation to the Company Board and its evaluation and approval of a transaction. Promptly after the execution of this Agreement, the Special Committee will furnish to Parent, solely for informational purposes, a true and complete copy of the Opinion.

Section 4.19 Takeover Laws. Neither Section 203 of the DGCL nor any other anti-takeover, moratorium, fair price, control share, interested shareholder or similar Law is applicable with respect to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.20 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and the certificate to be delivered on behalf of the Company pursuant to Section 7.03(a), the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever with respect to Parent or Merger Sub or with respect to any information provided to the Company or any of its affiliates and Representatives in connection with the Transactions, including the accuracy and completeness thereof, and specifically (but without limiting the generality of the foregoing) that none of Parent, Merger Sub or any other Person on behalf of Parent makes any representation or warranty with respect to: (i) any projections, estimates or budgets delivered or made available to the Company or any of its affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, including in the case of (i) and (ii) with respect to any information, documents, projections, forecasts or other material made available to the Company or its affiliates and Representatives in expectation of the transactions contemplated by this Agreement, and the Company has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Interim Conduct of Business. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, except (i) as required by applicable Law, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required or expressly contemplated by the Transactions or (iv) as set forth in Section 5.01 of the Company Disclosure Letter, the business of the Company and the Company Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. The Company and the Company Subsidiaries shall use their commercially reasonable efforts to (a) preserve intact the Company’s business organization and the assets of the Company and the Company Subsidiaries, (b) keep available the services of their current officers, key employees and key consultants, (c) maintain existing relationships and goodwill with Governmental Entities, material suppliers, material tenants, material creditors and material lessors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (d) maintain all Permits necessary to conduct the Company’s business as currently conducted. Furthermore, the Company agrees with Parent that, except (1) as required by applicable Law, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly required or expressly contemplated by the Transactions or (4) as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Company Securities (other than (1) the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary or (2) the issuance or transfer of Company Common Stock pursuant to awards or rights outstanding as of the date of this Agreement under, and as required by the terms of the Company Stock Plan as in effect as of the date of this Agreement) or (B) amend the terms of any Company Security;

(b) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Security, other than dividends or other distributions paid by any direct or indirect wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary;

(c) adjust, reclassify, split, combine or subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any Company Security;

(d) make any material change to its methods of accounting for financial accounting purposes, except (A) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Entity or (B) as required by a change in applicable Law;

(e) take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions;

(f) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, enter into any material agreement in respect of Taxes, settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Return, file any material amendment to a material Tax Returns, make or request any Tax ruling, or surrender any right to claim a refund of a material amount of Taxes; or

(g) announce an intention to enter into, authorize or enter into, or permit any of Company Subsidiary to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

Nothing contained herein shall give to Parent or Acquisition Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of Parent if it reasonably believes that doing so would violate applicable Law.

Section 5.02 Acquisition Proposals.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.02, the Company shall not, and shall use reasonable best efforts to cause its and the Company Subsidiaries’ directors, officers and employees not to, and shall instruct its investment bankers, attorneys, accountants and other Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) participate in any discussions or negotiations with any Person regarding any Acquisition Proposal; or

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal;

provided that notwithstanding anything herein to the contrary, the Company, the Company Subsidiaries and their respective Representatives may inform the Person or group of Persons that has made, or to the Knowledge of the Special Committee, is considering making, an Acquisition Proposal of the provisions of this Section 5.02. The Company shall, and the Company shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.02(a), prior to the time, but not after, the Company Requisite Stockholder Approvals are obtained, the Company may, in response to an unsolicited, Acquisition Proposal, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Acquisition Proposal; provided, that such information has previously been made available to Parent or is provided to Parent promptly following the time such information is made available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement (it being understood that such confidentiality agreement need not include any standstill and need not prohibit the making or amending of an Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Special Committee determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation that (A) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Public Stockholders under applicable Law. Notwithstanding anything to the contrary in Section 5.02(a), the Special Committee shall be permitted to engage in discussions regarding an Acquisition Proposal solely to clarify the terms thereof.

(c) Notice. At any time prior to obtaining the Company Requisite Stockholder Approvals, the Company shall promptly notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company, the Special Committee or their respective Representatives, (ii) any non-public information is requested in connection with any Acquisition Proposal from the Company, the Special Committee or their respective Representatives or (iii) any discussions or negotiation with respect to an Acquisition Proposal are sought to be initiated or continued with the Company, the Special Committee or their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of Company Common Stock, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of the Company and (ii) any acquisition by any Person or group (as defined in or under Section 13 of the Exchange Act) resulting in, or proposal, offer, inquiry or indication of interest, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the outstanding shares of Company Common Stock, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Intervening Event” means a material event, effect, fact, development or occurrence that (i) was not known to the Special Committee prior to the execution of this Agreement (or if known the material consequences of which were not known or reasonably foreseeable), which becomes known to the Special Committee prior to the receipt of the Company Requisite Stockholder Approvals and (ii) does not relate to an Acquisition Proposal; provided, that any matter that may not be considered in determining whether a Parent Material Adverse Effect has occurred may not be considered in determining whether an Intervening Event has occurred.

“Superior Proposal” means any bona fide binding written offer (not solicited by or on behalf of the Company or any the Company Subsidiaries or any of their respective Representatives in material violation of Section 5.02(a)) made by a third party after the date of this Agreement that, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, a majority of the outstanding shares of Company Common Stock (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries, taken as a whole, which the Special Committee determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation to be (i) more favorable to the Public Stockholders from a financial point of view than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) but for the voting control of Parent and its Affiliates with respect to the Company, reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal and such other factors that the Special Committee deems appropriate.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as provided in Section 5.02(f) and Section 5.02(g), the Company Board and each committee of the Company Board, including the Special Committee, shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Change in Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.02(b) entered into in compliance with Section 5.02(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal and (iii) approve or recommend, or publicly propose to enter into an Alternative Acquisition Agreement.

(f) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.02 and the Special Committee determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation, constitutes a Superior Proposal, the Special Committee or the Company Board (upon recommendation of the Special Committee) may, at any time prior to the time the Company Requisite Stockholder Approvals are obtained, make a Change in Recommendation, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal and (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional two (2) Business Day period), and (B) prior to making such a Change in Recommendation, (x) used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period, which may be on a non-exclusive basis, to consider adjustments to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, or (y) in determining whether to make a Change in Recommendation, the Company Board and the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Special Committee determines in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Change in Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Public Stockholders under applicable Law.

(g) Change in Recommendation. Notwithstanding anything to the contrary set forth in this Agreement, upon the occurrence of any Intervening Event, the Company Board or the Special Committee may, at any time prior to the time the Company Requisite Stockholder Approvals are obtained, make a Change in Recommendation if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Change in Recommendation and (2) state expressly that, subject to clause (ii) below, the Company Board or the Special Committee has determined to effect a Change in Recommendation and (B) prior to making such a Change in Recommendation, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such three-Business Day period to consider adjustments to the terms and conditions of this Agreement in such a manner that the failure of the Company Board or the Special Committee to make a Change in Recommendation in response to the Intervening Event in accordance with clause (ii) below would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Public Stockholders under applicable Law; and

(ii) the Company Board or the Special Committee shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Change in Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Public Stockholders under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.02 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided, that this paragraph (h) shall not be deemed to permit the Company, the Company Board or the Special Committee to effect a Change in Recommendation except in accordance with Section 5.02(f) or Section 5.02(g).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Form S-4, Proxy Statement and Schedule 13E-3; Company Stockholders Meeting.

(a) As promptly as practicable after the date hereof the Company shall use reasonable best efforts to prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and the Schedule 13E-3, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, the Schedule 13E-3 and the Proxy Statement, and the Form S-4, the Schedule 13E-3 and the Proxy Statement shall consider in good faith the inclusion of all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, the Schedule 13E-3 or the Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4, the Schedule 13E-3 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 or the Schedule 13E-3 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith the inclusion in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed, but, in each case, the foregoing shall not apply to any document relating to a Change in Recommendation. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, the Form S-4 or the Schedule 13E-3, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form S-4 or the Schedule 13E-3, Parent shall promptly notify the Company of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form S-4 or the Schedule 13E-3 and, as required by Law, in disseminating the information contained in such amendment or supplement. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form S-4 or the Schedule 13E-3, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form S-4 or the Schedule 13E-3, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form S-4 or the Schedule 13E-3 and, as required by Law, in disseminating the information contained in such amendment or supplement. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purposes of seeking the Company Requisite Stockholder Approvals, considering and voting (on a non-advisory basis) upon specified compensation that may become payable to certain of the Company’s executive officers (if required), considering and voting upon a proposal to adjourn the Company Stockholders Meeting from time to time to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Company Stockholders Meeting to obtain the Company Requisite Stockholder Approvals, and transacting such other business as may properly come before the Company Stockholders Meeting or any adjournment or postponement of the Company Stockholders Meeting. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 becomes effective and (ii) subject to a Change in Recommendation, solicit the Company Requisite Stockholder Approvals. The Company shall, through the Company Board and the Special Committee, recommend to its stockholders that they give the Company Requisite Stockholder Approvals and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board or Special Committee shall have made a Change in Recommendation as permitted by Section 5.02(f) or Section 5.02(g). If on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Requisite Stockholder Approvals, whether or not a quorum is present, the Company shall have the right (but not the obligation) to make one or more successive postponements or adjournments of the Company Stockholders Meeting, provided that (excluding any adjournments or postponements required by applicable Law) the Company Stockholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal, by the making of any Change in Recommendation or by the occurrence of an Intervening Event. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting from time to time (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (ii) if the Company determines an amendment or supplement to the Proxy Statement is required by applicable Law (in which case the Company Stockholders Meeting shall be adjourned to ensure the amendment or supplement is provided to the Company’s stockholders).

Section 6.02 Access to Information; Confidentiality.

(a) Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access, upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request in connection with this Agreement and the transactions contemplated hereby, including for purposes of any business planning (including for post-Closing periods) and integration; provided, however, that the Company (i) shall not be required to afford such access if it would unreasonably disrupt the operations of the Company, (ii) may withhold any document or information the disclosure of which would cause a violation of any agreement to which the

Company or such Company Subsidiary is a party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) and (iii) may withhold any document or information the disclosure of which would be reasonably likely to risk a loss of legal privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege).

(b) Until the earlier of (i) the Closing Date and (ii) one (1) year from the date hereof, each of Parent and the Company shall hold in strict confidence and not disclose or release without the prior written consent of other Party, any and all Confidential Information of the other Party; provided that each of Parent and the Company may disclose, or may permit disclosure of, Confidential Information (i) to its Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, Parent or the Company, as applicable, shall be responsible, or (ii) if Parent or the Company, or any of their respective Representatives is compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) or otherwise required by Law to disclose any such Confidential Information. As used in this Agreement, “Confidential Information” of a Party shall mean all proprietary, operational, financial or other business information or material, data, reports, interpretations, forecasts and business plans of such Party and its businesses, products, services, financial condition, operations, assets, liabilities and/or prospects which is, or after the date hereof, comes into the possession of the other Party or any of its respective Representatives, including pursuant to the access provisions of Section 6.02 or any other provision of any Transaction Agreement; except the term “Confidential Information” of a Party does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by the other Party in breach of this Section 6.02(b)), (ii) becomes available after the date hereof to the other Party or any of its Representatives on a non-confidential basis from a source which is not subject to any contractual, legal or fiduciary obligation of confidentiality to such Party or (iii) is independently developed by the other Party or any of its Representatives without use of the Confidential Information.

Section 6.03 Reasonable Best Efforts.

(a) Each of the parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Transactions, including (i) the taking of all reasonable acts necessary to cause the conditions set forth in Article VII to be satisfied as soon as reasonably practicable, (ii) the obtaining of all mandatory or appropriate nonactions and consent, approval, clearance, waiver, Permit or order (“Consents”) from Governmental Entities and the making of all mandatory or appropriate registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Entity, (iii) the obtaining of all mandatory or appropriate Consents from third parties, provided that no party shall be required or permitted to incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain any such Consents and (iv) the execution and delivery of any additional instruments mandatory or appropriate to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements.

(b) In connection with and without limiting the foregoing, the parties shall (i) take all action necessary (including by granting any approvals) to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or the Transaction Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or Transaction Agreement, take all action necessary (including by granting any approvals) to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to eliminate or minimize the effect of such statute or regulation on the Transactions.

(c) Notwithstanding this Section 6.03 or anything else to the contrary herein, none of Parent, the Company, or any of their respective Subsidiaries shall be obligated to agree, and none of Parent, the Company, or any of their respective Subsidiaries shall agree without the other party’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or Affiliates or their and their respective Subsidiaries’ or Affiliates’ assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Parent, the Company or their respective Subsidiaries or Affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets or (ii) would reasonably be expected to result in any limitations on Parent or the Company or their respective Subsidiaries or Affiliates to own, retain, conduct or operate all or a portion of their respective businesses or assets.

(d) Subject to applicable Law, each party shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with obtaining all mandatory or appropriate nonactions and Consents from Governmental Entities, and each party shall (i) keep one another reasonably informed as to the status of and the processes and proceedings relating to obtaining nonactions and Consents from Governmental Entities, (ii) give prompt notice to the other party of any direct or indirect communication with a Governmental Entity in connection with the Transactions or with any person alleging that the consent of such person is or may be required in connection with the Transactions, in each case to the extent such other party is not aware of such matter, (iii) prior to making any direct or indirect substantive communication with a Governmental Entity or submission of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, or proposals to a Governmental Entity in connection with the Transactions, provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with any such communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions, or proposals, and (iv) unless impractical, allow the other party to participate in any substantive teleconference or in-person meetings with a Governmental Entity in connection with the Transactions; provided, however, that no notification pursuant to this Section 6.03(d) shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, the Company shall not be in breach of its obligations pursuant to this Section 6.03 if the failure of the Company to comply with any obligation hereunder was primarily the result of any action or failure to act that was directed by Parent or any of its Representatives.

Section 6.04 Indemnification, Exculpation and Insurance. (a) (i) From and after the Effective Time, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any Company Subsidiary and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (each, an “Action”), with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, shall survive the Merger and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain in effect (to the fullest extent permitted under applicable Law) the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s Organizational Documents in effect immediately prior to the Effective Time or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, in each case in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s Organizational Documents in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. (ii) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each Company Indemnified Party with respect to all acts or omissions by them in their capacity as a Company Indemnified Party or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time to the fullest extent that the Company or the Subsidiary for which they were acting in such capacity would have been permitted to indemnify and hold harmless such individuals by applicable Law (including with respect to advancement of expenses).

(b) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time. In lieu of the foregoing, the Company may in its discretion purchase, and Parent may in its discretion purchase if the Company declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Effective Time from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time.

(c) The provisions of this Section 6.04 shall (i) survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 6.06 Transaction Litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, and Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Parent and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 6.07 Section 16 Matters. The Company Board and the board of directors of Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08 Public Announcements. Except with respect to any Change in Recommendation made in accordance with the terms of this Agreement, Parent and the Company will use reasonable best efforts to develop a joint communications plan and to consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and not to issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 6.08, (i) Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements, and (ii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal, Superior Proposal or Change in Recommendation.

Section 6.09 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be issued under Parent Equity Awards to be issued in accordance with Section 2.04 to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.10 OTC Markets. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause (a) the retirement of the Company’s ticker symbol and (b) the Company’s stock to cease being quoted on the OTCQB Marketplace, in each case effective as of the Closing, including by (i) timely filing with FINRA an Issuer Company-Related Action Notification Form in accordance with FINRA Rule 6490, and (ii) sending an email notification to OTC Markets at issuers@otcmarkets.com containing the press release announcing the Merger and the transactions contemplated by this Agreement.

Section 6.11 Merger Sub Compliance. Parent shall cause each of Merger Sub and the Surviving Company, as applicable, to comply promptly with all of their respective obligations under this Agreement. Merger Sub shall not engage in any activities of any nature except as provide in, contemplated by, or necessary to fulfill its obligations under, this Agreement.

Section 6.12 Tax Treatment.

(a) The Company and Parent shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and neither of them shall take any action (or fail to take any action) that is reasonably likely to prevent or impede such qualification.

(b) Each of the Company and Parent shall deliver to Weil, Gotshal & Manges LLP (“Parent’s Counsel”), at such time or times as reasonably requested by Parent’s Counsel letters signed by an officer thereof and containing customary representations for the purposes of obtaining a tax opinion from Parent’s Counsel to the effect that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions (provided that the conditions in Section 7.01(a) cannot be waived by any Person including the Company, Parent or Merger Sub, in any circumstances):

(a) Stockholder Approvals. The Company Requisite Stockholder Approvals shall have been obtained.

(b) Listing. The shares of Parent Common Stock issuable as Merger Consideration pursuant to this Agreement and the shares of Parent Common Stock to be issued under Parent Equity Awards to be issued in accordance with Section 2.04 shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Legal Restraints. No applicable Law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding Order or ruling by any Governmental Entity of competent jurisdiction shall be in effect that prevents, makes illegal or prohibits the consummation of the Transactions.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop Order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Tax Opinion. Parent and the Company each shall have received a written opinion of Parent’s Counsel, in form and substance reasonably acceptable to Parent and the Company and dated as of the Effective Time, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel shall be entitled to rely upon customary representations and assumptions as Parent’s Counsel reasonably deems relevant.

Section 7.02 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Organizational Documents), Section 4.03 (Corporate Authorization), Section 4.17 (Brokers’ Fees and Expenses) and Section 4.19 (Takeover Laws) shall be true and correct as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date); (ii) each of the representations and warranties of the Company set forth in Section 4.06 (Capitalization) shall be true and correct, subject to de minimis inaccuracies in the aggregate, as of the date of this

Agreement and shall be true and correct as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date); and (iii) the other representations and warranties of the Company set forth in Article IV shall be true and correct as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date); provided that notwithstanding anything herein to the contrary, the condition set forth in clause (iii) of this Section 7.02(a) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of clause (iii) of this Section 7.02(a) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

Section 7.03 Conditions to the Company’s Obligation to Effect the Merger. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization) and Section 3.07 (No Vote of Parent Shareholders; Required Approval) shall be true and correct as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date); and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article III shall be true and correct as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date); provided, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.03(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct (read for purposes of this Section 7.03(a)(ii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.04 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Requisite Stockholder Approvals, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean October 12, 2019; provided, however, that the terminating party shall have complied with its obligations pursuant to Section 6.03 and the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is a proximate result of a breach of this Agreement by such party (including, in the case of Parent, Merger Sub); or

(ii) if the Company Requisite Stockholder Approvals are not obtained at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) if the failure to obtain the Company Requisite Stockholder Approvals is due to the failure of one or more parties to the Parent Voting Agreement to vote shares of Company Common Stock in accordance with the terms of such Agreement;

(c) by the Company (provided that the Company is not then in material breach of any of its obligations under this Agreement), if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03 and (ii) is not reasonably capable of being cured by the End Date or is not cured by Parent or Merger Sub, as the case may be, within 60 days after receiving written notice from the Company;

(d) by Parent (provided that neither of Parent nor Merger Sub is then in material breach of any of their respective obligations under this Agreement), if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02 and (ii) is not reasonably capable of being cured by the End Date or is not cured by the Company within 60 days after receiving written notice from Parent; or

(e) by Parent, in the event that (i) a Change in Recommendation shall have occurred or (ii) the Company shall have failed to include in the Proxy Statement, the Company Recommendation; provided that termination pursuant to this Section 8.01(e) may be exercised only prior to the Company Required Stockholder Approvals being obtained.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than Section 6.02(b), Section 6.05, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

Section 8.03 Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Company Requisite Stockholder Approvals; provided, however, that after receipt of the Company Requisite Stockholder Approvals, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Parent shall require the approval of the stockholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in accordance with the following clauses (i) and (ii): (i) by email to the parties at the following email addresses (or at such other email address for a party as shall be specified by like notice) and (ii) by email and hand delivery to the parties’ counsel at the following email addresses and street addresses (or at such other email address or street address for a party’s counsel as shall be specified by like notice):

If to the Company, by email to:

HomeFed Corporation

1903 Wright Place, Suite 220

Carlsbad, California 92008

Attn: Christian E. Foulger

Email: cfoulger@hfc-ca.com

and by email and hand delivery to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Attn: John D. Tishler

Email: jtishler@sheppardmullin.com

if to Parent or Merger Sub, by email to:

Jefferies Financial Group Inc.

520 Madison Avenue

New York, New York 10022

Attn: General Counsel

Email: msharp@jefferies.com

and by email and hand delivery to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Howard Chatzinoff; Matthew J. Gilroy

Email: howard.chatzinoff@weil.com; matthew.gilroy@weil.com

Section 9.03 Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that prior to the Closing the Company and the Company Subsidiaries shall not be deemed to be Affiliates of Parent or any of its Affiliates.

“Average Parent Stock Price” means the volume weighted average trading price (rounded to the nearest $0.01) of one share of Parent Common Stock on the NYSE as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the Parties) for the ten (10) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the Company Stockholders Meeting.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Award” means, collectively, the Company Stock Options and the Company RSU Opportunity Awards.

“Company Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, business or results of operations of the Company and the Company’s Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of the Company Subsidiaries operate, including any changes in currency exchange rates, interest rates, tariff policy, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of the Company Subsidiaries operates, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) or any escalations thereof, (5) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the shares of Company Common Stock, or a change in the trading volume of the shares of Company Common Stock, on the OTC Markets, provided, that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or the failure to take any specific action expressly prohibited by this Agreement, (10) the announcement or pendency of this Agreement, the Share Issuance and the Merger, including the impact thereof on the relationships with customers, suppliers, tenants, partners or employees of the Company or any of the Company Subsidiaries, (11) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement, the Share Issuance or any of the transactions contemplated hereby or thereby; (12) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of the Company or any of the Company Subsidiaries with any employees or (13) any action taken by, at the request of or with the written consent of Parent or any of its Affiliates; provided, however that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and the Company Subsidiaries, relative to other participants in the industries in which the Company and the Company Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Requisite Stockholder Approvals” shall have the meaning assigned to it in Section 4.03(b).

“Company RSU Opportunity Award” means a potential award of restricted stock units corresponding to shares of Company Common Stock outstanding under the Company’s 2017 RSU Opportunity Plan, which potential award is subject to restrictions based on performance or continuing service.

“Company Stock Option” means a stock option to acquire Company Common Stock outstanding under the Amended and Restated 1999 Stock Incentive Plan.

“Company Subsidiary” means each Subsidiary of the Company.

“Contract” means any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment, instrument or obligation, in each case, including all amendments, supplements or other modifications thereto.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder.

“Exchange Ratio” means 2.0; provided, however, that if the Average Parent Stock Price is greater than $21.00, then the Exchange Ratio shall be decreased to equal the quotient (rounded to the nearest 0.0001) obtained by dividing (i) $42.00 by (ii) the Average Parent Stock Price.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-4” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger (as amended or supplemented from time to time).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means, anywhere in the world, any supranational, national, federal, state, provincial, municipal, local or foreign government, governmental or quasi-Governmental Entity, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body or other tribunal.

“Intellectual Property” means all intellectual property and all corresponding rights throughout the world, including (a) all trademarks and service marks, together with all goodwill associated with the foregoing; (b) all patents and patent applications; (c) all works of authorship (whether or not copyrightable); (d) trade secrets and other confidential information (collectively, “Trade Secrets”); (e) software; (f) all Internet domain names; and (g) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Company or the Special Committee, as the case may be, the knowledge, assuming due inquiry, of any of the Persons set forth on Section 9.03 of the Company Disclosure Letter, and in the case of Parent, the knowledge, assuming due inquiry, of Parent’s Chief Executive Officer, President, Chairman, General Counsel and Chief Financial Officer.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Lien” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, lease, restriction, covenant, title defect, assignment, charge, encumbrance, adverse right, claim, option, right of first refusal, preemptive right or security interest of any kind or nature whatsoever.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, certificates of designations, bylaws, stockholders’ agreement, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Equity Awards” means, collectively, the Parent Stock Options and the Parent RSU Opportunity Awards.

“Parent Material Adverse Effect” means (A) a material adverse effect on the financial condition, properties, assets, business or results of operations of Parent, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, tariff policy, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operates, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the shares of Parent Common Stock, or a change in the trading volume of the shares of Parent Common Stock, on the NYSE, provided, that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or the failure to take any specific action expressly prohibited by this Agreement, (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement, the Share Issuance and the Merger, including the impact thereof on the relationships with customers, suppliers, partners or employees of Parent or any of its Subsidiaries, (11) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement, the Share Issuance or any of the transactions contemplated hereby or thereby or (12) the departure or threatened departure of, or adverse change or threatened adverse change in, the relationship of Parent or any of its Subsidiaries with any employees; provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on Parent and its Subsidiaries, relative to other participants in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or (B) any change, effect, event or occurrence that prevents (1) the consummation of the Merger and the other Transactions contemplated hereby or (2) the ability of Parent or Merger Sub to consummate the Merger and the other Transactions contemplated hereby on or before the End Date.

“Parent RSU Opportunity Award” means a potential award of restricted stock units corresponding to shares of Parent Common Stock, which potential award is subject to restrictions based on performance or continuing service.

“Parent Stock Option” means any option to purchase Parent Common Stock.

“Permit” means any governmental license, permit, certificate, approval or authorization.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business or (c) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents filed prior to the date hereof or securing liabilities reflected on such balance sheet.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Information” means, in addition to any definition provided by applicable Law, or by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or notices, contracts or other public-facing statement, all information in any form that identifies, allows identification of or is otherwise identifiable with an individual.

“Privacy Laws” means any and all applicable Laws, legal requirements, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to privacy, data security, and Personal Information, and similar applicable consumer protection laws.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, or inquiry commenced, brought, conducted or heard by or before any Governmental Entity.

A “Representative” of any Person means the Affiliates, directors, officers, employees, accountants, legal counsel, investment bankers, and other advisors and representatives of such Person.

“Schedule 13E-3” means the Rule 13E-3 transaction statement on Schedule 13E-3 to be filed with the SEC by Parent (as amended or supplemented from time to time) in connection with the Transactions.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the related rules and regulations promulgated thereunder.

A “Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Tax Return” means any Tax return, declaration, statement, report, schedule, forms, elections, information return, or any other document filed or required to be filed relating to Taxes or the administration of any Laws relating to Taxes, including any attachments thereto and any amendment thereof.

“Taxes” means (a) any and all federal, state, local or foreign taxes, including all income, profits, inventory, franchise, transfer, net income, gross receipts, capital, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security, unemployment, disability, use, property, withholding, production, value added, ad valorem, indirect, service, occupancy and other taxes duties or assessments or charges of any kind whatsoever, (b) all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (a), and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE.

“Transaction Agreements” means this Agreement, the Parent Voting Agreement and any other agreements contemplated hereby or thereby.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) except for Section 6.05 and, except for Article II following the Effective Time, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08 Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions. Each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 9.02. Each of Parent, Merger Sub and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Special Committee.

(a) Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Company to, without the consent of a majority of the then existing members of the Special Committee, eliminate the Special Committee, revoke or diminish the authority of the Special Committee or remove or cause the removal of any director of the Company that is a member of the Special Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 9.12 shall not apply to the filling, in accordance with the provisions of the

Company’s Organizational Documents, of any vacancies caused by the resignation, death or incapacity of any such director.

(b) To the fullest extent permitted by law, the Special Committee shall have the sole power and authority (without the approval of the Company Board or any other Person or body) to take the following actions for and on behalf of the Company and the Company Board: (i) approve or adopt any amendment or waiver of any provision of the Transaction Agreements; (ii) making any decisions or determinations, or authorizing the taking of any actions, by or on behalf of the Company or the Company Board under or with respect to the Transaction Agreements (including without limitation, pursuing any action or litigation with respect to breaches of this Agreement on behalf of the Company); and (iii) delegate any of the foregoing authority to any agent of the Company.

Section 9.13 Knowledge of Inaccuracies and Certain Breaches. Neither Parent nor Merger Sub shall have any right to (a) to terminate this Agreement under Article VIII or claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement to the extent Parent or Merger Sub had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof, or (b) terminate this Agreement under Article VIII or claim any damage or seek any other remedy at Law or in equity in connection with any action that Parent or any of its Affiliates caused the Company to take or omit from taking.

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Annex I

Index of Defined Terms

Term	Section
Acquisition Proposal	Section 5.02(d)
Action	Section 6.04(a)
Affiliate	Section 9.03
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.02(e)
Business Day	Section 9.03
Cash Electing Share	Section 2.01(c)(i)
Cash Election	Section 2.01(c)(i)
Cash Election Consideration	Section 2.01(c)(i)
Certificate	Section 2.01(c)(iii)
Certificate of Merger	Section 1.03
Change in Recommendation	Section 5.02(e)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Committee Financial Advisor	Section 4.17
Company	Preamble
Company Additional Stockholder Approval	Section 4.03(b)
Company Benefit Plan	Section 9.03
Company Board	Recitals
Company Common Stock	Section 2.01(b)
Company Disclosure Letter	Article IV
Company Equity Award	Section 9.03
Company Indemnified Party	Section 6.04(a)
Company Intellectual Property	Section 9.03
Company Material Adverse Effect	Section 9.03
Company Recommendation	Section 4.03(b)
Company Registered Intellectual Property	Section 9.03
Company Requisite Stockholder Approvals	Section 4.03(b)
Company RSU Opportunity Award	Section 9.03
Company SEC Documents	Section 4.08(a)
Company Securities	Section 4.06(c)
Company Stock Option	Section 9.03
Company Stock Plans	Section 4.06(b)
Company Stockholder Approval	Section 4.03(b)
Company Stockholders Meeting	Section 4.03(b)
Company Subsidiary	Section 9.03
Confidential Information	Section 6.02(b)
Contract	Section 9.03
Consents	Section 6.03(a)
DGCL	Section 1.01
Dissenting Stockholders	Section 2.01(b)

Term	Section
Effective Time	Section 1.03
Election Date	Section 2.03(c)
End Date	Section 8.01(b)(i)
Exchange Act	Section 9.03
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 9.03
Form of Election	Section 2.03(b)
Form S-4	Section 9.03
GAAP	Section 9.03
Governmental Entity	Section 9.03
Intellectual Property	Section 9.03
Intervening Event	Section 5.02(d)
IRS	Section 9.03
IT Systems	Section 4.16(b)
Knowledge	Section 9.03
Laws	Section 9.03
Letter of Transmittal	Section 2.02(b)
Lien	Section 9.03
Marks	Section 9.03
Material Contract	Section 4.14(e)
Merger	Recitals
Merger Consideration	Section 2.01(c)(ii)
Merger Sub	Preamble
Merger Sub Interests	Section 2.01(a)
NYSE	Section 2.02(f)
Opinion	Section 4.18
Organizational Documents	Section 9.03
Parent	Preamble
Parent Common Stock	Section 3.05(a)
Parent Equity Award	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Preferred Stock	Section 3.05(a)
Parent RSU Opportunity Award	Section 9.03
Parent SEC Documents	Section 3.06(a)
Parent Series A Preferred Stock	Section 3.05(a)
Parent Stock Option	Section 9.03
Parent Voting Agreement	Recitals
Parent’s Counsel	Section 6.12
Party/Parties	Preamble
Permit	Section 9.03
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Information	Section 9.03
Privacy Laws	Section 9.03

Term	Section
Proxy Statement	Section 6.01(a)
Proceeding	Section 9.03
Public Stockholders	Section 4.03(b)
Release	Section 9.03
Representative	Section 9.03
Schedule 13E-3	Section 9.03
SEC	Section 9.03
Securities Act	Section 9.03
Share Issuance	Section 1.01
Stock Electing Share	Section 2.01(c)(ii)
Stock Election	Section 2.01(c)(ii)
Stock Election Consideration	Section 2.01(c)(ii)
SOX	Section 3.06(b)
Special Committee	Recitals
Subsidiary	Section 9.03
Superior Proposal	Section 5.02(d)
Surviving Company	Recitals
Tax Return	Section 9.03
Taxes	Section 9.03
Taxing Authority	Section 9.03
Trade Secrets	Section 9.03
Transaction Agreements	Section 9.03
Transactions	Section 1.01

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

HOMEFED CORPORATION

By:	/s/ Christian E. Foulger
Name: Christian E. Foulger
Title: President

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: Executive Vice President and General Counsel

HEAT MERGER SUB, LLC

By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: President, Treasurer and Secretary

EXHIBIT A

LIMITED LIABILITY COMPANY AGREEMENT

OF

HOMEFED LLC

This Limited Liability Company Agreement (this “Agreement”) of HomeFed LLC is entered into this [•] day of April, 2019 by Jefferies Financial Group Inc. (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company governed hereby is HomeFed LLC (the “Company”).

2. Certificates. [•], as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 11.

5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, State of Delaware, 19801.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, County of New Castle, State of Delaware, 19801.

8. Name and Mailing Address of the Member. The name and the mailing address of the Member are as follows:

Name	Address
Jefferies Financial Group Inc.	520 Madison Avenue New York, New York 10022

9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 21 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Distributions. The Member shall be entitled to receive distributions, including, without limitation, tax distributions or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Member, in its sole discretion, out of funds of the Company legally available therefore, net of any reserves, payable on such record date to the Member. All determinations made pursuant to this Section 11 shall be made by the Member in its sole discretion.

12. Management.

a. The business and affairs of the Company shall be managed by the Member. Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b. Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may determine.

c. The Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

d. The Member shall have the powers set forth above until its inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of settling the estate or administering the property of the Member.

e. The Member may be compensated for its services to the Company, as determined in its sole discretion.

13. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 13 may be revoked at any time by the Member.

14. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15. Exculpation.

a. Subject to applicable law, none of the Member, any affiliate of the Member and each of its officers, directors, employees, shareholders, partners, managers and members and each Officer of the Company (each, an “Indemnified Party,” each of which shall be a third party beneficiary of this Agreement solely for purposes of Section 16) shall be liable, in damages or otherwise, to the Company, the Member or any of their affiliates for any act or omission performed or omitted by any of them in good faith and in a manner which such Indemnified Party reasonably believed to be in the best interests of the Company (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including that of legal counsel as to matters of law, accountants as to matters of accounting, or investment bankers or appraisers as to matters of valuation), except (i) for any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct or fraud.

b. To the extent that, at law or in equity, any Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the

Member, such Indemnified Party acting under this Agreement shall not be liable to the Company or to the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.

16. Indemnification.

a. To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against any Indemnified Party, from and against any loss or damage incurred by an Indemnified Party or by the Company for any act or omission taken or suffered by such Indemnified Party in good faith and in a manner which such Indemnified Party reasonably believed to be in the best interests of the Company (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including that of legal counsel as to matters of law, accountants as to matters of accounting, or investment bankers or appraisers as to matters of valuation) in connection with the business of the Company, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct or fraud.

b. The satisfaction of any indemnification obligation pursuant to Section 16(a) shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its officers or employees are entitled to indemnification) and the Member, in its capacity as such, shall not be subject to personal liability therefor.

c. Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.

d. The Company may purchase and maintain insurance on behalf of all Officers, the Member and other Indemnified Parties against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the business of the Company and the Company’s other activities.

e. The provisions set forth in this Section 16 apply to an Indemnified Party even after such Indemnified Party ceases to be a Member, or an affiliate of the Member, or ceases to be an officer, director, employee, shareholder, partner, manager or member of the Member, or an affiliate of the foregoing, or otherwise ceases to be an employee of the Company, but only with respect to such claims, judgments, losses or damages arising or incurred in, or relating to, the period during which such Indemnified Party was a Member, or an officer, director, employee, shareholder, partner, manager or member of the Member, or an employee of the Company.

17. Primary Obligation. With respect to any indemnification claim asserted by an Indemnified Party who is or was employed, retained or otherwise associated with, or appointed or nominated by, the Member or any of its affiliates and who acts or serves or acted or served as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Company or any of its subsidiaries, and for which such Indemnified Party may seek indemnification from the Company, the Member or any of their respective affiliates, the Company or its subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Party acting in such capacity or capacities on behalf, or at the request, of the Company or any of its subsidiaries, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that the Member and any of its affiliates other than the Company and its subsidiaries (such persons, together with their respective heirs, successors and assigns, the “Investor Parties”), may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of its subsidiaries have any right or claim against any of the Investor Parties for contribution or have rights of subrogation against any Investor Parties through an Indemnified Party for any payment made by the Company or any of its subsidiaries with respect to any Indemnity Obligation. For the avoidance of doubt, any insurance coverage for any Indemnity Obligation provided, obtained or paid for by the Company or any of its subsidiaries, on the one hand, and any Investor Party, on the other hand, shall be subject to the same primary and secondary liability hierarchy set forth in this Section 17, and the Company and its subsidiaries will use commercially reasonable efforts to ensure that any insurance policies purchased or maintained by the Company or its subsidiaries reflect the foregoing. In addition, the Company hereby agrees that in the event that any Investor Parties pay or advance to an Indemnified Party any amount with respect to an Indemnity Obligation, the Company will, or will cause its subsidiaries to, as applicable, promptly reimburse such Investor Parties for such payment or advance upon request. The Company and the Indemnified Parties agree that the Investor Parties are express third party beneficiaries of Section 15, Section 16 and this Section 17.

18. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19. Termination of Membership. The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 20 shall, on its bankruptcy devolve on its legal representative for the purpose of settling its estate or administering its property.

20. Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the bankruptcy or withdrawal of the Member, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Tax Classification. The Company shall be treated as a “disregarded entity” (within the meaning of Treasury Regulation § 301.7701-3) for U.S. federal income tax purposes. The Company (i) will not elect to be treated as an association taxable as a corporation, (ii) will, to the extent necessary, timely take such actions to ensure that it is treated as a disregarded entity, and (iii) will elect corresponding treatment for all state and local tax purposes.

23. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25. Exclusive Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be exclusively subject to and governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to conflict of laws or other principles which may result in the application of laws other than the internal laws of the State of Delaware. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be exclusively heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH OF THE PARTIES HERETO (INCLUDING THE MEMBER) IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, being the Member of the Company and intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Michael J. Sharp
Name: Michael J. Sharp
Title: Executive Vice President and General Counsel

[LLC AGREEMENT OF HOMEFED LLC]

EXHIBIT B

LETTER OF TRANSMITTAL

To Exchange Shares of HomeFed Corporation Common Stock, Par Value $0.01 Per Share, Pursuant to

the Merger of HomeFed Corporation and Jefferies Financial Group Inc.

This Letter of Transmittal is furnished in connection with the Agreement and Plan of Merger dated as of April 12, 2019 (the “Merger Agreement”) among HomeFed Corporation (“HomeFed”), Jefferies Financial Group Inc. (“Jefferies”), and Heat Merger Sub, LLC, a wholly-owned subsidiary of Jefferies (“Merger Sub”). Pursuant to the Merger Agreement, HomeFed will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Jefferies. At the effective time of the Merger, each issued and outstanding share of HomeFed common stock, other than shares of HomeFed common stock owned by HomeFed, Jefferies or any of its subsidiaries (including Merger Sub) or dissenting stockholders (“Excluded Shares”), will be automatically canceled and converted into the right to receive, at the election of the holder of such shares, either (i) 2.0 shares of Jefferies common stock, par value $1.00 per share (the “Exchange Ratio”); provided, however, that if the Average Parent Stock Price is greater than $21.00, then the Exchange Ratio shall be decreased to equal the quotient (rounded to the nearest 0.0001) obtained by dividing (x) $42.00 by (y) the Average Parent Stock Price (the “Stock Election Consideration”) or (ii) $38.00 in cash, without interest (the “Cash Election Consideration”). “Average Parent Stock Price” means the volume weighted average trading price (rounded to the nearest $0.01) of one share of Jefferies common stock on the NYSE as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the parties) for the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of HomeFed’s special meeting. Please read carefully this entire Letter of Transmittal and the accompanying instructions before completing any of the boxes below.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) (i) with respect to shares of HomeFed common stock for which an election to receive the Stock Election Consideration has been properly made (a “Stock Election”), the Stock Election Consideration and a check in lieu of a fractional share equal to such fractional amount multiplied by the last reported sale price of Jefferies common shares on the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Jefferies and HomeFed) on the last complete trading day prior to the date of the effective time of the merger (a “Fractional Share Check”), if applicable, or (ii) with respect to shares of HomeFed common stock for which an election to receive the Cash Election Consideration has been properly made (a “Cash Election”), a check representing the Cash Election Consideration (a “Cash Election Consideration Check”). In the event that neither a Stock Election nor a Cash Election has properly been made with respect to shares of HomeFed common stock then (x) if the Average Jefferies Stock Price is greater than $19.00, such shares shall be treated as if a Stock Election had been made with respect thereto and (y) if the Average Jefferies Stock Price is less than or equal to $19.00, such shares shall be treated as if a Cash Election had been made with respect thereto. IN ADDITION, THE UNDERSIGNED HAS READ AND AGREES TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE MATERIALS ACCOMPANYING THIS LETTER OF TRANSMITTAL. PLEASE READ CAREFULLY THIS ENTIRE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS BEFORE COMPLETING ANY OF THE BOXES BELOW.

Pursuant to the Merger, the undersigned encloses herewith and surrenders the following certificate(s) representing shares of HomeFed Corporation common stock:

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections

DESCRIPTION OF SHARES SURRENDERED

(Please fill in. Attach separate schedule if needed)

Certificate No(s)	Number of Shares

TOTAL SHARES

Method of delivery of the certificate(s) is at the option and risk of the owner thereof. See Instruction 1.

Mail or deliver this Letter of Transmittal together with the certificate(s) representing your shares of HomeFed Corporation to:

If delivering by mail:	If delivering by hand or courier:

[American Stock Transfer & Trust Company, LLC] [Operations Center] [Attn: Reorganization Department] [P.O. Box 2042] [New York, New York 10272-2042]	[American Stock Transfer & Trust Company, LLC] [Operations Center] [Attn: Reorganization Department] [6201 15th Avenue] [Brooklyn, New York 11219]

For assistance call [●]

☐ Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 5 below.
SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the check is to be issued in a name which differs from the name on the surrendered certificate(s). Issue to:	Complete ONLY if check is to be mailed to some address other than the address reflected above. See Instructions 4. Mail to:

Name:	Name:

Address:	Address:

(Please also complete Form W-9, found below, AND see instructions regarding signature guarantee. See Instructions 3, 4, 6 and 7)

The undersigned certifies that I (we) (i) have complied with all requirements as stated in the instructions for completing the Letter of Transmittal, (ii) was/were the registered holder(s) of the shares of HomeFed common stock represented by the shares referenced in this Letter of Transmittal on [●], 2019, have full authority to surrender these certificate(s) or book entry shares, as applicable, (iii) give the instructions in this Letter of Transmittal and warrant that the shares represented by these certificates or book-entry shares, as applicable, are free and clear of all liens, restrictions, adverse claims and encumbrances, (iv) understand and agree that the “Instructions for Completing the Letter of Transmittal” included in this Letter of Transmittal are part of the terms and conditions for surrender of the shares and are incorporated herein by reference, (v) understand and agree that, subject to the terms and conditions of the Merger Agreement, upon receipt of (x) the Stock Election Consideration and a Fractional Share Check or (y) the Cash Election Consideration, as applicable, as provided for under the Merger Agreement, I (we) shall have received full payment for all shares owned by me (us) immediately prior to the effectiveness of the merger and (vi) understand and agree that, delivery of the certificate(s) (if any) shall be effected, and risk of loss and title to the certificate(s) shall pass, only upon receipt of any certificate(s) by [AST]. All authority herein conferred or agreed to be conferred herein shall not be affected by, and shall survive the death or incapacity of, the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

YOU MUST SIGN IN THE BOX BELOW AND PROVIDE YOUR TAX ID NUMBER ON THE SUBSITUTE FORM W-9 BELOW

SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) or in the account registration. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 7.

Registered Holder

Registered Holder

Title, if any

Date:

Phone No.:

Unless the shares are tendered by the registered holder(s) of the common stock, or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.

Authorized Signature

Name of Firm

Address of Firm—Please Print

INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL

(Please read carefully the instructions below)

Unless otherwise indicated under the box labeled “Special Issuance/Payment Instructions” above, (i) with respect to shares of HomeFed common stock for which an election to receive the Stock Election Consideration has been properly made (a “Stock Election”), the Stock Election Consideration and a check in lieu of a fractional share equal to such fractional amount multiplied by the last reported sale price of Jefferies common shares on the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Jefferies and HomeFed) on the last complete trading day prior to the date of the effective time of the merger (a “Fractional Share Check”), if applicable or (ii) with respect to shares of HomeFed common stock for which an election to receive the Cash Election Consideration has been properly made (a “Cash Election”), a check representing the Cash Election Consideration (a “Cash Election Consideration Check”) will be issued in each case in the name(s) of the registered holder(s) shown in the box labeled “Names(s) and Address of Registered Holder(s), above. In the event that neither a Stock Election nor a Cash Election has properly been made with respect to shares of HomeFed common stock then (x) if the Average Parent Stock Price is greater than $19.00, such shares shall be treated as if a Stock Election had been made with respect thereto and (y) if the Average Parent Stock Price is less than or equal to $19.00, such shares shall be treated as if a Cash Election had been made with respect thereto. Unless otherwise indicated in the box labeled “Special Delivery Instructions”, above, (i) the Stock Election Consideration and a Fractional Share Check, if applicable or (ii) a Cash Election Consideration Check, as applicable, will be mailed in each case to the address of the registered holder(s) shown in the box labeled “Name(s) and Address of Registered Holder(s)” above.

1. Method of Delivery: Your old certificate(s), as applicable, and the Letter of Transmittal (including properly filled out and executed pages 1, 2, 3 and a properly filled out and executed Form W-9) must be sent or delivered to [American Transfer & Trust Company, LLC] (the “Exchange Agent”). Do not send your certificates to HomeFed Corporation or Jefferies Financial Group Inc. Shares held in book entry form or are un-certificated need not be submitted (although this Letter of Transmittal must be completed). The method of delivery of certificates to be surrendered to the Exchange Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If you submit this Letter of Transmittal by facsimile, you must also send or deliver your certificate(s) in order to receive payment. If the certificate(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested.

2. Payment in the Same Name: If the Stock Election Consideration and a Fractional Share Check (if applicable) or a Cash Election Consideration Check are to be issued in the same name as the surrendered HomeFed certificate is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered. Do not sign the stock certificate(s). Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment/Issuance Instructions” or are for the account of an Eligible Institution. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3. Payment in Different Name: If the section entitled “Special Payment/Issuance Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4. Special Payment/Issuance and Delivery Instructions: Indicate the name in which and address to which the Stock Election Consideration and a Fractional Share Check (if applicable) or a Cash Election Consideration Check are to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. If Special Payment/Issuance Instructions have been completed, a Form W-9 must also be completed for the person named therein, and that person will be considered the record owner.

5. Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s): You will not receive the Stock Election Consideration and a Fractional Share Check (if applicable) or Cash Election Consideration Check unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the certificate(s) evidencing your shares of HomeFed common stock and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for instructions at [•] prior to submitting your certificates for exchange. Any HomeFed stockholder who has lost certificates should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost certificates. Such arrangements should be made with Exchange Agent.

6. Form W-9: Under the federal income tax law, a non-exempt stockholder is required to provide the Exchange Agent with such stockholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Form W-9. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering stockholder to 24% backup withholding on the payment of any cash. Write “Applied For” in the space for the TIN, and sign and date the form if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent may withhold 24% on all payments to such surrendering stockholders of any cash consideration due for their former shares. Please review the enclosed Form W-9 for additional details on what Taxpayer Identification Number to give the Exchange Agent.

7. Stock Transfer Taxes. If payment is to be made to any person other than the registered holder, or if surrendered HomeFed certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange Agent and HomeFed and such determination shall be final and binding. Exchange Agent and HomeFed reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

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IMPORTANT TAX INFORMATION

Under current U.S. federal income tax law, a Stockholder who tenders HomeFed stock certificates that are accepted for exchange may be subject to backup withholding. In order to avoid such backup withholding, the Stockholder should provide the Exchange Agent with such Stockholder’s correct taxpayer identification number and certify that such Stockholder is not subject to such backup withholding by completing the Form W-9 provided herewith. In general, if a Stockholder is an individual, the taxpayer identification number is the Social Security number of such individual. If the Exchange Agent is not provided with the correct taxpayer identification number, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. For further information concerning backup withholding and instructions for completing the Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Form W-9 if the HomeFed stock certificates are held in more than one name), consult the enclosed instructions on Form W-9.

Certain Stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Exchange Agent that a foreign individual qualifies as an exempt recipient, such Stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status, on a properly completed Form W-8BEN, Form W-8BEN-E or other Form W-8, as applicable. Such statements can be obtained from the Exchange Agent.

Failure to complete the Form W-9 will not, by itself, cause the HomeFed stock certificates to be deemed invalidly tendered, but may require the Exchange Agent to withhold a portion of the amount of any payments made pursuant to the merger. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

NOTE: FAILURE TO COMPLETE AND RETURN THE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED FORM W-9 FOR ADDITIONAL DETAILS.